UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2008

THE LGL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-106	38-1799862
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL		32804
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (407) 298-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 17, 2008, The LGL Group, Inc. (the “Company”) received a letter (the “Letter”) from the American Stock Exchange (“AMEX”) notifying the Company that it had failed to file its annual report on Form 10-K for the fiscal year ended December 31, 2007 (the “Annual Report”), in a timely manner and that in order to maintain its AMEX listing, the Company must submit a Plan to AMEX by May 1, 2008 advising AMEX of actions it has taken or will take to file its Annual Report.

The Company intends to prepare the Plan and submit it to AMEX by May 1, 2008.  If AMEX determines that the Company has made a reasonable demonstration in the Plan of its ability to regain compliance with all applicable continued listing standards by July 15, 2008 (the “Deadline”), AMEX will accept the Plan and the Company will remain listed.  During this time, the Company will continue to work to resolve the matters delaying the filing of the Annual Report.  The Company anticipates that it will be able to file the Annual Report by the Deadline.

Within the Letter received from AMEX, the Company was advised that it has materially violated its listing agreement with AMEX and Sections 134 and 1101 of the AMEX Company Guide by failing to file its Annual Report in a timely manner.  In accordance with the AMEX Company Guide, AMEX is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from its AMEX listing.

Pursuant to Section 402 of the AMEX Company Guide, on April 22, 2008, the Company filed a press release disclosing the Company’s receipt of the Letter and the other matters discussed herein.  A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press release dated April 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

April 22, 2008
THE LGL GROUP, INC.

	By:	/s/ Harold Castle
		Name:	Harold Castle
		Title:	Chief Financial Officer